EXHIBIT 99.1

First Cash Reports 16% Increase in Third Quarter Earnings Per Share to $0.67; Pawn Growth in Mexico Drives Record Earnings; With Completed Fast Cash Acquisition, YTD Store Additions Total 139

ARLINGTON, Texas, Oct. 17, 2012 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for the three month period ended September 30, 2012. In addition, the Company announced that in September it completed the acquisition of 16 large format Fast Cash Pawn stores located in Denver, Colorado. The Company also noted that it was closing seven small format, payday-only stores located in Texas.

Earnings Highlights

  Diluted earnings per share from continuing operations for the third quarter of 2012 were $0.67, compared to $0.58 in the third quarter of 2011, an increase of 16%. The third quarter results included non-recurring charges of approximately $0.02 per share related to acquisition expenses.
  Year-to-date earnings per share from continuing operations increased 16% to $1.80, compared to $1.55 in the comparable prior-year period.

Revenue Highlights

Revenue growth rates are presented below on a constant currency basis, calculated by applying the currency exchange rate from the comparable prior-year period to the current year's Mexican peso-denominated revenue. The average exchange rate for the third quarter of 2012 was 13.2 Mexican pesos / U.S. dollar versus 12.3 Mexican pesos / U.S. dollar in the comparable prior-year period.

  Consolidated third quarter revenue totaled $150 million, representing an increase of 16% on a constant currency basis compared to the third quarter of 2011. Revenue generated from operations in Mexico increased 19% on a constant currency basis and comprised 54% of total revenue.
  Pawn fees, which the Company considers a core revenue stream, increased by 31% on a constant currency basis versus the prior-year third quarter, while in-store merchandise sales increased by 26%. Pawn fee growth in Mexico was particularly strong, up 35% compared to the same period last year.
  While the average selling price for gold during the third quarter increased 8% compared to the prior-year quarter, the volume of scrap jewelry sold decreased 18% compared to the prior period. As a result, wholesale scrap jewelry revenues during the third quarter of 2012 decreased 12% compared to the same period last year. Scrap jewelry operations accounted for 8% of net revenue (gross profit) for the quarter.
  The 12% decrease in scrap jewelry revenue caused consolidated same-store revenue (constant currency basis) to be flat in the third quarter. Excluding scrap jewelry sales, same-store revenue increased 9% in Mexico, 3% in the U.S. and 6% overall on a constant currency basis. The core revenue from same-store pawn service fees increased 12% on a consolidated basis, driven by 17% growth in Mexico and 7% growth in the U.S.
  Short-term loan and credit services revenues (collectively, payday loan products) from the Company's stand-alone consumer loan stores that do not offer pawn loans, decreased 4% as compared to the prior-year period. Consolidated third quarter revenue from payday loan products increased 5%, primarily due to the acquisition of Mister Money, which offers payday loans as a minor ancillary product in their large format, full-service pawn stores. Including the acquisition of Mister Money, payday loan-related products comprised 9% of total revenue for the third quarter.

Pawn Metrics

  Consolidated pawn receivables at September 30, 2012 totaled a record $108 million, an increase of 38% over the prior year (35% on a constant currency basis). In Mexico, pawn receivables increased 43% (36% on a constant currency basis), driven by 17% same-store receivable growth and the continued increase in store counts. Pawn receivables in the U.S. increased by 34% versus the prior year, primarily driven by store count growth and same-store receivable growth of 4%.
  The consolidated gross margin on retail merchandise sales was 43% for the third quarter, compared to 41% in the prior-year quarter and 42% in the previous sequential quarter. The increase was driven by significantly improved retail margins in Mexico, which increased approximately 300 basis points versus the prior-year period. The consolidated gross margin on wholesale scrap jewelry was 27% for the quarter and 26% year-to-date, reflecting higher jewelry acquisition costs compared to the prior year.
  Consolidated annualized inventory turns in the third quarter were 4.4 turns versus 3.9 turns during the comparable prior-year quarter, driven by improved inventory quality and retail demand.
  On a consolidated basis, at September 30, 2012, 60% of total pawn loans were collateralized with hard goods (electronics, tools and appliances) with the remaining 40% collateralized by jewelry. In Mexico, 83% of the Company's pawns were collateralized with hard goods, and only 17% were collateralized with jewelry, compared to 77% and 23%, respectively, one year ago. In the U.S., jewelry comprised 64% of pawn collateral as of the quarter end, compared to a 66% jewelry mix last year.

Profitability and Return Metrics

  The Company's return on equity for the trailing twelve months increased to 24% versus 22% in the comparable prior-year period.
  Consolidated net operating margin (pre-tax income) was 20% for the trailing twelve month period, while store-level operating profit margins were 29% for the trailing twelve month period.

Acquisitions and New Store Openings

  In total, the Company added 36 pawn store locations during the third quarter of 2012.  Year-to-date, a total of 139 stores have been opened or acquired, compared to 69 additions at this point last year.  The Company has completed the majority of its planned new store openings for 2012.
  Pawn store openings in the third quarter included 18 new stores in Mexico. Year-to-date, a total of 89 Mexico stores have been added, which includes 60 new store openings and a 29-store acquisition in January 2012. As of September 30, 2012, First Cash had 536 stores in Mexico, of which 483 are large format, full-service stores. The Company has increased the number of large format pawn stores in Mexico by 94 locations, or 24%, over the past twelve months.
  On September 14, 2012, the Company completed the acquisition of Fast Cash Pawn located in Denver, Colorado. The 16 acquired locations are all large format, full-service stores.  Transaction costs and integration expenses associated with this and previously completed 2012 acquisitions reduced third quarter earnings by approximately $0.02 per share.  The assets, liabilities and operating results were included in the Company's consolidated results as of the closing date. The Company has successfully completed the integration of the Fast Cash stores into its point-of-sale and management information systems.
  U.S. pawn store openings in the third quarter also included two new store openings in Texas and South Carolina.  Year-to-date, a total of 50 U.S. stores have been opened or acquired.  As of September 30, 2012, First Cash had 274 stores in the U.S., of which 182 are large format, full-service pawn stores. The Company has increased the number of large format pawn stores in the U.S. by 58 locations, or 47%, over the past twelve months.

Financial Position & Liquidity

  During the nine month period ended September 30, 2012, the Company utilized cash on-hand, operating cash flows and its credit facility to fund $108 million of pawn store acquisitions, repurchase $61 million of common stock and invest $16 million in capital expenditures.
  EBITDA from continuing operations for the trailing twelve months was $126 million, an increase of 11% versus the comparable prior twelve-month period.  EBITDA margins were 22% for the trailing twelve months versus 23% for the prior-year period. Free cash flow for the trailing twelve months increased to $42 million, compared to $34 million in the comparable prior-year period. EBITDA and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.
  In September 2012, the Company entered into an agreement to expand its bank credit facility. The number of commercial bank lenders participating in the facility increased from two to five lenders and the amount of the facility was increased from $100 million to $175 million. The facility bears interest at the prevailing LIBOR rate plus a fixed spread of 2.0% and matures in February 2015. The total interest rate on the facility is currently 2.25% annually. At September 30, 2012, the Company had $111 million outstanding on the facility.

Discontinued Payday Operations

  During the third quarter, the Company elected to close seven stand-alone small format payday/consumer loan stores in the Texas cities of Austin and Dallas that were primarily focused on offering credit services products. The Company intends to continue to operate the 19 pawn stores in these markets that have pawn licenses and offer pawn products. A loss on disposal of the seven stores of $633,000 or $0.03 per share, net of tax, has been recorded in the third quarter of 2012 as a discontinued operation. The loss is primarily a non-cash charge associated with a goodwill write-down on the seven closed locations.  The operating results from continuing operations have been reclassified to exclude these Texas stores' results in 2012 and comparative prior-year periods.  Over the past five years, the Company has strategically divested or closed 68 payday/consumer lending locations in seven states as part of its strategy of focusing growth on large format pawn operations.

Fiscal 2012 Outlook

  While the outlook for payday lending earnings has been reduced by approximately $0.04 per share, the Company expects full-year earnings to remain in a range of $2.70 to $2.75 per share based on the strength of its core pawn operations.
  Approximately 91% to 92% of 2012 revenues are expected to be derived from growing pawn operations, with the remainder expected to come from consumer loan and credit services operations.

Commentary & Analysis

Mr. Rick Wessel, chief executive officer, commented on the third quarter results, "We are very pleased with our third quarter results, which continue to be driven by impressive growth in our core pawn business. We achieved several significant milestones during the quarter as we opened our 800th store, acquired an additional 16 pawn stores in the U.S. and continued our industry-leading record pace of large format de novo store growth in Mexico. Consolidated pawn receivables increased 35% over the prior year, topping $100 million for the first time in Company history. The growth in pawn receivables drove an impressive 31% increase in total pawn service fees for the quarter.  This is a strong leading indicator for the future growth of pawn fees and positions us well for not only a strong finish to this year, but also a solid start to next year."

"We remain excited and encouraged by the strong pawn growth in Mexico, which saw a 36% increase in pawn receivables and 35% growth in pawn fees.  These results demonstrate the consistency and profitability of our large format business model in Mexico, where our pawn operations are now almost entirely focused on hard good (non-gold) lending and retail sales. We have clearly differentiated ourselves in Mexico, where we have a dominant share of the large format, full-service retail pawn market."

"Regarding our payday and consumer loan businesses, the strategic decision made several years ago to focus our growth on large format retail pawn operations and reduce overall exposure to payday lending products has served us well. While we continue to see contraction in many of our payday lending-related operations due in part to regulatory challenges and product saturation from internet and other store-front providers, our pawn operations continue to grow. Although there is a marginal earnings impact as a result of our decision to reduce our exposure to the payday lending space, we continue to believe that this strategic direction is in the best interest of our shareholders over the long-term."

"The Company's strong operating cash flow and balance sheet provide us the ability to fund both organic growth and take advantage of acquisition opportunities as they arise.  During the third quarter, we increased the size of our unsecured bank credit facility to $175 million to support continued store openings and potential future acquisitions. Even with the additional credit availability, we remain significantly under-levered and have ample capacity to fund continued growth both domestically and internationally."

"In summary, given our competitive strengths, growth platform and expanding customer base, we are excited about our ability to further grow our store count, revenues, margins and earnings. We believe our business model, coupled with our strong balance sheet, positions us to drive sustainable long-term growth in shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company's products and services, currency exchange rates and the impact thereof, completion of disposition transactions and expected gains or losses from the disposition of such operations, earnings from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes in the market value of pawn collateral and merchandise inventories, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations, including recently enacted ordinances in the Texas cities of Dallas, Austin and San Antonio) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues, changes in demand for the Company's services and products, changes in the Company's ability to satisfy its debt obligations or to obtain new capital to finance growth, a prolonged interruption in the Company's operations of its facilities, systems, and business functions, including its information technology and other business systems, the implementation of new, or changes in the interpretation of existing accounting principles or financial reporting requirements, and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company's focus is serving cash and credit constrained consumers through deep value retailing and offering small loans and other financial products. In total, the Company owns and operates 812 stores in twelve U.S. states and 24 states in Mexico.

First Cash was named by Fortune Magazine as one of America's 100 fastest growing companies for 2011. First Cash is also a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY

The following table details store openings for the three months ended September 30, 2012:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	164	27	72	263
New locations opened	2	--	--	2
Locations acquired	16	--	--	16
Discontinued consumer loan operations	--	--	(7)	(7)
Total locations, end of period	182	27	65	274

Mexico:
Total locations, beginning of period	465	19	34	518
New locations opened	18	--	--	18
Total locations, end of period	483	19	34	536

Total:
Total locations, beginning of period	629	46	106	781
New locations opened	20	--	--	20
Locations acquired	16	--	--	16
Discontinued consumer loan operations	--	--	(7)	(7)
Total locations, end of period	665	46	99	810

(1) The large format locations include retail showrooms and accept a broad array of pawn collateral including jewelry, electronics, appliances, tools and other consumer hard goods. At September 30, 2012, 111 of the U.S. large format pawn stores also offered consumer loans or credit services products, which includes the 24 locations acquired from Mister Money.

(2) The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At September 30, 2012, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.

(3) The Company's U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 38 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

The following table details store openings for the nine months ended September 30, 2012:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	132	25	74	231
New locations opened	6	--	--	6
Locations acquired	44	--	--	44
Store format conversions	--	2	(2)	--
Discontinued consumer loan operations	--	--	(7)	(7)
Total locations, end of period	182	27	65	274

Mexico:
Total locations, beginning of period	394	19	34	447
New locations opened	60	--	--	60
Locations acquired	29	--	--	29
Total locations, end of period	483	19	34	536

Total:
Total locations, beginning of period	526	44	108	678
New locations opened	66	--	--	66
Locations acquired	73	--	--	73
Store format conversions	--	2	(2)	--
Discontinued consumer loan operations	--	--	(7)	(7)
Total locations, end of period	665	46	99	810

(1) The large format locations include retail showrooms and accept a broad array of pawn collateral including jewelry, electronics, appliances, tools and other consumer hard goods. At September 30, 2012, 111 of the U.S. large format pawn stores also offered consumer loans or credit services products, which includes the 24 locations acquired from Mister Money.

(2) The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At September 30, 2012, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.

(3) The Company's U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 38 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Revenue:
Merchandise sales	$ 96,006	$ 87,794	$ 269,204	$ 243,447
Pawn loan fees	39,768	31,741	108,612	91,277
Consumer loan and credit services fees	13,717	13,078	38,157	37,831
Other revenue	204	239	733	808
Total revenue	149,695	132,852	416,706	373,363

Cost of revenue:
Cost of goods sold	59,328	53,164	168,212	150,278
Consumer loan and credit services loss provision	4,397	3,908	9,587	8,587
Other cost of revenue	32	54	80	147
Total cost of revenue	63,757	57,126	177,879	159,012

Net revenue	85,938	75,726	238,827	214,351

Expenses and other income:
Store operating expenses	39,889	33,313	111,003	96,352
Administrative expenses	12,330	11,531	36,248	33,995
Depreciation and amortization	3,328	2,815	9,467	8,259
Interest expense	444	39	697	105
Interest income	(30)	(56)	(147)	(221)
Total expenses and other income	55,961	47,642	157,268	138,490

Income from continuing operations before income taxes	29,977	28,084	81,559	75,861

Provision for income taxes	10,341	9,832	28,138	26,554

Income from continuing operations	19,636	18,252	53,421	49,307

Income (loss) from discontinued operations, net of tax	(747)	181	(671)	7,020
Net income	$ 18,889	$ 18,433	$ 52,750	$ 56,327

Basic income per share:
Income from continuing operations	$ 0.69	$ 0.60	$ 1.85	$ 1.59
Income (loss) from discontinued operations	(0.03)	--	(0.03)	0.23
Net income per basic share	$ 0.66	$ 0.60	$ 1.82	$ 1.82

Diluted income per share:
Income from continuing operations	$ 0.67	$ 0.58	$ 1.80	$ 1.55
Income (loss) from discontinued operations	(0.03)	0.01	(0.03)	0.23
Net income per diluted share	$ 0.64	$ 0.59	$ 1.77	$ 1.78

Weighted average shares outstanding:
Basic	28,616	30,348	28,951	30,915
Diluted	29,430	31,195	29,729	31,713

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,		December 31,
	2012	2011	2011
	(in thousands)
ASSETS

Cash and cash equivalents	$ 25,744	$ 48,410	$ 70,296
Pawn loan fees and service charges receivable	15,888	11,472	10,842
Pawn loans	107,714	77,973	73,287
Consumer loans, net	2,027	929	858
Inventories	65,692	54,916	44,412
Other current assets	12,441	6,745	10,783
Total current assets	229,506	200,445	210,478

Property and equipment, net	89,621	68,620	73,451
Goodwill, net	162,675	68,704	69,695
Other non-current assets	6,418	3,504	3,472
Total assets	$ 488,220	$ 341,273	$ 357,096

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$ 3,184	$ 487	$ --
Accounts payable and accrued liabilities	35,707	31,140	25,629
Income taxes payable and deferred taxes payable	--	7,280	9,776
Total current liabilities	38,891	38,907	35,405

Revolving unsecured credit facility	111,000	--	--
Notes payable, net of current portion	9,165	1,018	--
Deferred income tax liabilities	12,278	5,461	6,319
Total liabilities	171,334	45,386	41,724

Stockholders' equity
Preferred stock	--	--	--
Common stock	383	383	383
Additional paid-in capital	149,606	147,385	147,649
Retained earnings	386,273	312,068	333,523
Accumulated other comprehensive income (loss) from cumulative foreign currency translation adjustments	(5,381)	(11,229)	(13,463)
Common stock held in treasury, at cost	(213,995)	(152,720)	(152,720)
Total stockholders' equity	316,886	295,887	315,372
Total liabilities and stockholders' equity	$ 488,220	$ 341,273	$ 357,096

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	September 30,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 25,801	$ 20,000	$ 5,801	29%	29%
Scrap jewelry sales	13,822	15,653	(1,831)	(12)%	(12)%
Pawn loan fees	16,747	13,452	3,295	24%	24%
Consumer loan and credit services fees	12,785	11,887	898	8%	8%
Other revenue	204	239	(35)	(15)%	(15)%
	69,359	61,231	8,128	13%	13%

Mexico revenue:
Retail merchandise sales	44,137	38,157	5,980	16%	24%
Scrap jewelry sales	12,246	13,984	(1,738)	(12)%	(12)%
Pawn loan fees	23,021	18,289	4,732	26%	35%
Consumer loan and credit services fees	932	1,191	(259)	(22)%	(16)%
	80,336	71,621	8,715	12%	19%

Total revenue:
Retail merchandise sales	69,938	58,157	11,781	20%	26%
Scrap jewelry sales	26,068	29,637	(3,569)	(12)%	(12)%
Pawn loan fees	39,768	31,741	8,027	25%	31%
Consumer loan and credit services fees	13,717	13,078	639	5%	5%
Other revenue	204	239	(35)	(15)%	(15)%
	$ 149,695	$ 132,852	$ 16,843	13%	16%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Nine Months Ended				Increase/(Decrease)
	September 30,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 72,063	$ 59,182	$ 12,881	22%	22%
Scrap jewelry sales	40,588	39,969	619	2%	2%
Pawn loan fees	44,394	37,853	6,541	17%	17%
Consumer loan and credit services fees	35,275	34,170	1,105	3%	3%
Other revenue	733	806	(73)	(9)%	(9)%
	193,053	171,980	21,073	12%	12%

Mexico revenue:
Retail merchandise sales	122,780	109,420	13,360	12%	23%
Scrap jewelry sales	33,773	34,876	(1,103)	(3)%	(3)%
Pawn loan fees	64,218	53,424	10,794	20%	32%
Consumer loan and credit services fees	2,882	3,661	(779)	(21)%	(13)%
Other revenue	--	2	(2)	(100)%	(100)%
	223,653	201,383	22,270	11%	21%

Total revenue:
Retail merchandise sales	194,843	168,602	26,241	16%	23%
Scrap jewelry sales	74,361	74,845	(484)	(1)%	(1)%
Pawn loan fees	108,612	91,277	17,335	19%	26%
Consumer loan and credit services fees	38,157	37,831	326	1%	2%
Other revenue	733	808	(75)	(9)%	(9)%
	$ 416,706	$ 373,363	$ 43,343	12%	17%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of September 30, 2012, as compared to September 30, 2011 (in thousands).  Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at				Increase/(Decrease)
	September 30,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
United States:
Pawn loans	$ 51,875	$ 38,791	$ 13,084	34%	34%
CSO credit extensions held by independent third-party (1)	14,048	12,226	1,822	15%	15%
Other consumer loans	1,194	41	1,153	2,812%	2,812%
	67,117	51,058	16,059	31%	31%

Mexico:
Pawn loans	55,839	39,182	16,657	43%	36%
Other consumer loans	833	888	(55)	(6)%	(10)%
	56,672	40,070	16,602	41%	35%

Total:
Pawn loans	107,714	77,973	29,741	38%	35%
CSO credit extensions held by independent third-party (1)	14,048	12,226	1,822	15%	15%
Other consumer loans	2,027	929	1,098	118%	114%
	$ 123,789	$ 91,128	$ 32,661	36%	33%

Pawn inventories:
U.S. pawn inventories	$ 29,649	$ 23,149	$ 6,500	28%	28%
Mexico pawn inventories	36,043	31,767	4,276	13%	8%
	$ 65,692	$ 54,916	$ 10,776	20%	17%

(1) CSO amounts are comprised of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA and constant currency results are significant components in understanding and assessing the Company's financial performance. Since free cash flow, EBITDA and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings Before Interest, Taxes, Depreciation and Amortization

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (in thousands):

	Trailing Twelve Months Ended
	September 30,
	2012	2011

Income from continuing operations	$ 74,825	$ 67,018

Adjustments:
Income taxes	38,841	36,260
Depreciation and amortization	12,177	11,107
Interest expense	727	149
Interest income	(204)	(273)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$ 126,366	$ 114,261

EBITDA margin calculated as follows:
Total revenue from continuing operations	$ 562,696	$ 500,335
Earnings from continuing operations before interest, taxes, depreciation and amortization	126,366	114,261
EBITDA as a percentage of revenue	22%	23%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and consumer loans. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (in thousands):

	Trailing Twelve Months Ended
	September 30,
	2012	2011
Cash flow from operating activities, including discontinued operations	$ 80,233	$ 78,506
Cash flow from investing activities:
Pawn and consumer loans	(13,793)	(18,113)
Purchases of property and equipment	(24,079)	(26,540)
Free cash flow	$ 42,361	$ 33,853

Constant Currency

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (September 30, 2011) of 13.5 to 1 was used, compared to the current end of period (September 30, 2012) exchange rate of 12.9 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended September 30, 2011 was 12.3 to 1, compared to the current-quarter rate of 13.2 to 1. The average exchange rate for the prior-year nine-month period ended September 30, 2011 was 12.0 to 1, compared to the current year-to-date rate of 13.2 to 1.

CONTACT: Gar Jackson
         Phone: (949) 873-2789
         Email: gar@irsense.com

         Rick Wessel, Chairman and Chief Executive Officer
         Doug Orr, Executive Vice President and Chief Financial Officer
         Phone: (817) 505-3199
         Email: investorrelations@firstcash.com
         Website: www.firstcash.com